Exhibit 2

EXECUTION

VOTING AND SUPPORT AGREEMENT

This VOTING AND SUPPORT AGREEMENT (this “Agreement”) dated as of May 4, 2010, is entered into among C. R. Bard, Inc., a New Jersey corporation (“Parent”), and the stockholders of SenoRx, Inc., a Delaware corporation (the “Company”), identified on Schedule A hereto (each, a “Stockholder,” and, collectively, the “Stockholders”).

WHEREAS, concurrently with the execution of this Agreement, Parent, Raptor Acquisition Corp., a Delaware corporation (“Merger Sub”), and the Company have entered into an Agreement and Plan of Merger dated as of the date hereof (as the same may be amended or supplemented, the “Merger Agreement”);

WHEREAS, each Stockholder owns the number of Common Shares set forth opposite its name on Schedule A hereto as of the date of this Agreement (such Common Shares held by each Stockholder as set forth on Schedule A, together with any other shares of capital stock of the Company acquired by each Stockholder after the date hereof and during the term of this Agreement, whether by purchase or upon exercise of options, warrants, conversion of other convertible securities or otherwise, being collectively referred to herein as the “Subject Shares”); and

WHEREAS, as a condition to its willingness to enter into the Merger Agreement, Parent has requested that the Stockholders enter into this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, the parties hereto agree as follows:

SECTION 1. Defined Terms. Capitalized terms used herein but not otherwise defined herein have the meanings assigned to such terms in the Merger Agreement.

SECTION 2. Representations and Warranties of Each Stockholder. Each Stockholder hereby severally and not jointly represents and warrants to Parent as of the date hereof as follows:

(a) Authority; Execution and Delivery; Enforceability. Such Stockholder (if not an individual) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation. Such Stockholder (if not an individual) has all requisite corporate or other organizational power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery by such Stockholder of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of such Stockholder. Such Stockholder has duly executed and delivered this Agreement, and this Agreement constitutes the legal, valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms. The execution and delivery by such Stockholder of this Agreement do not, and the consummation of the transactions contemplated hereby and compliance with the terms hereof will not, conflict with, or result in any violation of, require the consent of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of such Stockholder under, any provision of any contract or agreement to which such Stockholder is a party or by which any properties or assets of such Stockholder are bound or, subject to the filings and other matters referred to in the last sentence of this Section 2(a), any provision of any Order or Law applicable to such Stockholder or the properties or assets of such Stockholder. The execution and delivery by such Stockholder (if not an individual) of this Agreement does not, and the consummation of the transactions contemplated hereby and compliance with the terms hereof will not, conflict with any provision of the certificate of incorporation or bylaws or other similar organizational documents of such Stockholder. No consent or approval of, or registration, declaration or filing with, any Person or Governmental Authority is required to be obtained or made by or with respect to such Stockholder in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby, other than such reports, if any, under Sections 13(d) and 16 of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby.

(b) Subject Shares. As of the date of this Agreement, such Stockholder is the record and beneficial owner of and has good and marketable title to such Stockholder’s Subject Shares, free and clear of any Liens and any other material limitation or restriction (including any restriction on the right to vote or otherwise dispose of such Stockholder’s Subject Shares) other than pursuant to this Agreement and the Merger Agreement. Such Stockholder does not own, of record or beneficially, any shares of capital stock of the Company, or other rights to acquire shares of capital stock of the Company, in each case other than such Stockholder’s Subject Shares. Such Stockholder has the sole right to vote such Stockholder’s Subject Shares, and none of such Stockholder’s Subject Shares is subject to any voting trust or other agreement, arrangement or restriction with respect to the voting of such Stockholder’s Subject Shares, except as contemplated by this Agreement. Such Stockholder further represents that any proxies given in respect of such Stockholder’s Subject Shares, if any, have been revoked.

SECTION 3. Representations and Warranties of Parent. Parent hereby represents and warrants to the Stockholders as follows: Parent is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation. Parent has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery by Parent of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of Parent. Parent has duly executed and delivered this Agreement, and this Agreement constitutes the legal, valid and binding obligation of Parent, enforceable against Parent in accordance with its terms. The execution and delivery by Parent of this Agreement do not, and the consummation of the transactions contemplated hereby and compliance with the terms hereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Parent under, any provision of any contract or agreement to which Parent is a party or by which any properties or assets of Parent are bound or, subject to the filings and other matters referred to in the last sentence of this Section 3, any provision of any Order or Law applicable to Parent or the properties or assets of Parent. The execution and delivery by Parent of this Agreement does not, and the consummation of the transactions contemplated hereby and compliance with the terms hereof will not, conflict with any

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provision of the certificate of incorporation or bylaws or other similar organizational documents of Parent. No consent or approval of, or registration, declaration or filing with, any Governmental Authority is required to be obtained or made by or with respect to Parent in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby, other than such reports, if any, under Sections 13(d) and 16 of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby.

SECTION 4. Covenants of the Stockholders. Each Stockholder hereby acknowledges, covenants and agrees, severally and not jointly, as follows:

(a) Prior to the Expiration Date as defined in Section 5 below, at any meeting of the stockholders of the Company, and at any adjournment or postponement thereof, called to seek the Stockholder Approval or in any other circumstances upon which a vote, consent or other approval (including by written consent) with respect to the Merger Agreement, the Merger or any other transaction contemplated by the Merger Agreement is sought, such Stockholder shall, including by executing a written consent solicitation if requested by Parent, vote (or cause to be voted), in person or by proxy, such Stockholder’s Subject Shares in favor of (i) granting the Stockholder Approval and (ii) any proposal to adjourn any meeting of the stockholders of the Company which Parent supports.

(b) Prior to the Expiration Date, at any meeting of stockholders of the Company or at any adjournment thereof or in any other circumstances upon which such Stockholder’s vote, consent or other approval is sought, such Stockholder shall vote (or cause to be voted) such Stockholder’s Subject Shares against (i) any merger agreement or merger (other than the Merger Agreement and the Merger), share exchange, consolidation, combination, dual listed structure, sale of substantial assets, issuance of securities, reorganization, recapitalization, dissolution, liquidation, winding up or other extraordinary transaction of or by the Company, (ii) any Acquisition Proposal or Superior Proposal and (iii) any amendment of the Company’s certificate of incorporation or the Company’s by-laws or other proposal or transaction involving the Company or any subsidiary of the Company, which amendment or other proposal or transaction would in any manner impede, frustrate, prevent or nullify any provision of the Merger Agreement or any other agreement contemplated by the Merger Agreement, the Merger or any other transaction contemplated by the Merger Agreement or change in any manner the voting rights of any class of capital stock of the Company. Such Stockholder shall not commit or agree to take any action inconsistent with the foregoing.

(c) Such Stockholder hereby irrevocably grants to, and appoints, Parent, and any individual designated in writing by Parent, and each of them individually, as such Stockholder’s proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of such Stockholder, to vote such Stockholder’s Subject Shares, or grant a consent or approval in respect of such Stockholder’s Subject Shares in a manner consistent with this Section 4. Such Stockholder understands, acknowledges and agrees that Parent is entering into the Merger Agreement in reliance upon such Stockholder’s execution and delivery of this Agreement. Such Stockholder hereby affirms that the irrevocable proxy set forth in this Section 4(c) is given in consideration of the execution of the Merger Agreement by Parent and Merger Sub, and that such irrevocable proxy is given to secure the performance of the duties of

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such Stockholder under this Agreement. Such Stockholder hereby further affirms that the irrevocable proxy is coupled with an interest and may under no circumstances be revoked. Each Stockholder hereby ratifies and confirms all that such irrevocable proxy may lawfully do or cause to be done by virtue hereof. Such irrevocable proxy is executed and intended to be irrevocable in accordance with the provisions of Section 212(e) of the DGCL. The irrevocable proxy granted hereunder shall automatically terminate upon the termination of this Agreement. With respect to the proxy granted hereunder by each Stockholder, Parent agrees not to exercise the proxy of such Stockholder if such Stockholder complies with his, her or its obligations in this Agreement.

(d) Between the date hereof and the date immediately following the date of the Stockholders Meeting (the “Termination Date”), such Stockholder shall not (i) sell, transfer, pledge, assign or otherwise dispose of (including by gift) (collectively, “Transfer”), or enter into any contract, option, agreement, understanding or other arrangement (including any profit sharing arrangement) with respect to the Transfer of, any of such Stockholder’s Subject Shares to any person, (ii) grant any proxies or powers of attorney, deposit such Stockholder’s Subject Shares into a voting trust, enter into a voting agreement or arrangement with respect to such Stockholder’s Subject Shares or participate, directly or indirectly, in the “solicitation” of “proxies” (as such terms are used in the rules of the SEC), (iii) take any action what would reasonably be expected to make any representation or warranty of such Stockholder contained herein untrue or incorrect or have the effect of preventing or disabling such Stockholder from performing its obligations under this Agreement, or (iv) commit or agree to take any of the foregoing actions.

(e) Such Stockholder shall not issue any press release or make any other public statement with respect to the Merger or any other transaction contemplated by the Merger Agreement without the prior written consent of Parent, except as may be required by Law or (if such Stockholder is an officer of the Company) as an agent of the Company.

(f) Such Stockholder hereby waives, and agrees not to exercise or assert, any appraisal rights under Section 262 of the DGCL in connection with the Merger.

(g) Notwithstanding anything in this Agreement to the contrary, each Stockholder which is an individual shall not be limited or restricted in any way from acting in such Stockholder’s fiduciary capacity as a director or officer of the Company, to the extent applicable, in order for such Stockholder to comply with such Stockholder’s fiduciary duties as a director or officer of the Company. In addition, notwithstanding anything in this Agreement to the contrary, each Stockholder shall not be limited or restricted in any way from voting in such Stockholder’s sole discretion on any matter other than the matters referred to in Sections 4(a) and (b) hereof. The parties acknowledge that this Agreement shall apply to each such Stockholder solely in such Stockholder’s capacity as a stockholder of the Company and that each such Stockholder makes no agreement or understanding herein in his capacity as a director or officer of the Company.

(i) Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement shall require any Stockholder to exercise any option and/or other rights to purchase any Common Shares or shares of any other class or series of capital stock of the Company (including any Options, Restricted Stock, Restricted Stock Units, Warrants or rights under the Company ESPP).

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SECTION 5. Termination. This Agreement shall terminate upon the earliest to occur of (i) written notice of termination of this Agreement by Parent to Stockholders, (ii) the Effective Time, and (iii) the termination of the Merger Agreement in accordance with its terms (the “Expiration Date”); provided, however, that if the Termination Date occurs prior to the Expiration Date, the obligations of each Stockholder under Section 4(d) shall terminate immediately following the Termination Date.

SECTION 6. Additional Matters.

(a) Each Stockholder shall, from time to time, at Parent’s reasonable request, execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments that are necessary to carry out the transactions contemplated by this Agreement.

(b) All rights, ownership and economic benefits of and relating to the Subject Shares shall remain vested in and belong to each Stockholder, and Parent shall have no authority to manage, direct, superintend, restrict, regulate, govern or administer any of the policies or operations of the Company or exercise any power or authority to direct any Stockholder in the voting of any of the Subject Shares, except as otherwise expressly provided herein.

SECTION 7. General Provisions.

(a) Amendments. This Agreement may not be amended except by an instrument in writing signed by Parent and by Stockholders representing a majority in interest of the Subject Shares.

(b) Notice. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or sent by overnight courier (providing proof of delivery) to Parent in accordance with Section 8.06 of the Merger Agreement and to each Stockholder at its address set forth on such Stockholder’s signature page hereto (or at such other address for a party as shall be specified by like notice).

(c) Interpretation. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Each party hereto has participated in the drafting of this Agreement, which each party acknowledges and agrees is the result of extensive negotiations among the parties. Wherever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.

(d) Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the sole extent of such invalidity or unenforceability without rendering invalid or unenforceable the remainder of such term or provision or the remaining terms and provisions of this Agreement in any jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

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(e) Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement. This Agreement shall become effective against Parent when one or more counterparts have been signed by Parent and delivered to the Stockholders. This Agreement shall become effective against each Stockholder when one or more counterparts have been executed by such Stockholder and delivered to Parent. Each party need not sign the same counterpart.

(f) Entire Agreement; No Third-Party Beneficiaries. This Agreement (together with the Merger Agreement to the extent referred to herein), (i) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and (ii) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

(g) Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

(h) Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned, in whole or in part, by operation of law or otherwise, by Parent without the prior written consent of Stockholders representing a majority in interest of the Subject Shares or by any Stockholder without the prior written consent of Parent, and any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors, assigns and heirs.

(i) Enforcement. The parties recognize and agree that if for any reason any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached, immediate and irreparable harm or injury would be caused for which money damages would not be an adequate remedy. Accordingly, each party agrees that, in addition to other remedies, prior to any termination of this Agreement, the parties shall be entitled to specific performance of the terms hereof. In addition, each of the parties hereto irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Court of Chancery of the State of Delaware, or, in the event (but only in the event) that such court does not have subject matter jurisdiction over any action or proceeding arising out of or relating to this Agreement, in the federal courts of the United States located in the State of Delaware (“Delaware Courts”), in any action or proceeding arising out of or relating to this Agreement. Each of the parties hereto agrees that, subject to rights with respect to post trial motions and rights of appeal or other avenues of review, a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in the Delaware Courts. Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

[Signature Page Follows]

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IN WITNESS WHEREOF, each party has duly executed this Agreement as of the date first written above.

C. R. BARD, INC.

By:	/s/ Todd C. Schermerhorn
	Name:	Todd C. Schermerhorn
	Title:	Senior Vice President and Chief Financial Officer

Signature Page to Voting and Support Agreement

IN WITNESS WHEREOF, each party has duly executed this Agreement as of the date first written above.

/s/ John T. Buhler
John T. Buhler
[Address Omitted]

Signature Page to Voting and Support Agreement

IN WITNESS WHEREOF, each party has duly executed this Agreement as of the date first written above.

/s/ Kevin J. Cousins
Kevin J. Cousins
[Address Omitted]

Signature Page to Voting and Support Agreement

IN WITNESS WHEREOF, each party has duly executed this Agreement as of the date first written above.

/s/ William F. Gearhart
William F. Gearhart
[Address Omitted]

Signature Page to Voting and Support Agreement

IN WITNESS WHEREOF, each party has duly executed this Agreement as of the date first written above.

/s/ Paul Lubock
Paul Lubock
[Address Omitted]

Signature Page to Voting and Support Agreement

IN WITNESS WHEREOF, each party has duly executed this Agreement as of the date first written above.

DE NOVO VENTURES I, L.P.

By:	/s/ Frederick J. Dotzler
Frederick J. Dotzler
Managing Director

DE NOVO (Q) VENTURES I, L.P.

By:	/s/ Frederick J. Dotzler
Frederick J. Dotzler
Managing Director

Signature Page to Voting and Support Agreement

SCHEDULE A

Name of Stockholders	Number of Common Shares Owned
John T. Buhler	4,200
Kevin J. Cousins	50,928
William F. Gearhart	32,428
Paul Lubock	192,624
De Novo (Q) Ventures I, L.P.	570,423
De Novo Ventures I, L.P.	112,872